As filed with the Securities and Exchange Commission on September 26, 2008

Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAWAY VALLEY CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware	20-5996486
(State of incorporation)	(I.R.S. Employer I.D. No.)

10-18 Park Street, 2nd Floor, Gouverneur, NY	13642
(Address of principal executive offices)	(Zip Code)

2008 EMPLOYEE EQUITY PLAN

(Full Title of Plan)

Thomas Scozzafava

Seaway Valley Capital Corporation

10-18 Park Street, 2d Floor

Gouverneur, NY 13642

(315) 287-1122

(Name, Address and Telephone Number of Agent for Service)

Copy to:

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to	Proposed Maximum	Proposed Maximum	Amount of
to Be Registered	Be Registered (2)	Offering Price per Share (2)	Aggregate Offering Price (2)	Registration Fee
Common Stock,	1,000,000,000 shares	$0.0015	$1,500,000	$58.95
$.0001 par value

_________________________________________________________________________________________________

(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 1,000,000,000 shares by $0.0015, the closing price for the Common Stock reported on the OTC Bulletin Board as of September 24, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Seaway Valley Capital Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

Seaway Valley Capital’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2007, as filed on August 13, 2008;

(b)

Seaway Valley Capital’s Quarterly Report on Form 10-Q/A (Amendment No. 1) for the period ended March 31, 2008, as filed on August 13, 2008;

(c)

Seaway Valley Capital’s Quarterly Report on Form 10-Q for the period ended June 30, 2008, as filed on August 193, 2008;

(d)

Seaway Valley Capital’s Current Report on Form 8-K dated April 17, 2008 and filed on April 21, 2008;

(e)

Seaway Valley Capital’s Current Report on Form 8-K/A dated November 7, 2007 and filed on August 18, 2008;

(f)

Seaway Valley Capital’s Current Report on Form 8-K/A dated June 1, 2008 and filed on August 21, 2008;

(g)

Seaway Valley Capital’s Current Report on Form 8-K dated July 22, 2008 and filed on August 27, 2008;

(h)

Seaway Valley Capital’s Current Report on Form 8-K dated September 19, 2008 and filed on September 23, 2008;

(i)   the description of Seaway Valley Capital’s Common Stock contained in the Registration Statement on Form 8-A filed on December 7, 2006 (File No. 000-52356).

Seaway Valley Capital Corporation is also incorporating by reference all documents hereafter filed by Seaway Valley Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.

Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Robert Brantl, Esq., counsel to Seaway Valley Capital Corporation, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of Seaway Valley Capital Corporation.

Item 6.

Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law.  Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

4.1

2008 Employee Equity Plan

5

Opinion of Robert Brantl, Esq.

23.1

Consent of Dannible & McKee LLP

23.2

Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.

Undertakings.

Seaway Valley Capital Corporation hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Seaway Valley Capital pursuant to the provisions of the Delaware General Corporation Law or otherwise, Seaway Valley Capital has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Seaway Valley Capital of expenses incurred or paid by a director, officer or controlling person of Seaway Valley Capital in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Seaway Valley Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Seaway Valley Capital Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Gouverneur, State of New York on the 26th day of September, 2008.

SEAWAY VALLEY CAPITAL CORPORATION

By: /s/ Thomas Scozzafava

       Thomas Scozzafava, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 26, 2008.

_/s/ Thomas Scozzafava

Thomas Scozzafava, Director,

Chief Executive Officer,

Chief Financial Officer

/s/ Christopher Swartz

Christopher Swartz, Director